Exhibit 23

                        Consent of Independent Auditors

The Board of Directors
Trigon Healthcare, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-22463) on Form S-8 of Trigon Healthcare, Inc. of our report dated February 7, 1997, relating to the consolidated balance sheets of Trigon Healthcare, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related statements of operations, changes in surplus and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the annual report on Form 10-K of Trigon Healthcare, Inc.

                                    /s/ KPMG Peat Marwick LLP
                                    ----------------------------

Richmond, Virginia
March 31, 1997